UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

PIONEER ENERGY SERVICES CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, If Other Than the Registrant)

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Pioneer Energy Services Corp.

1250 N.E. Loop 410, Suite 1000

San Antonio, Texas 78209

Supplemental Information Regarding Proposal 2

(Approval of the Amendment and Restatement of the 2007 Incentive Plan)

This additional proxy material is being filed to supplement the disclosure concerning the amendment and restatement of the Pioneer Energy Services Corp. 2007 Incentive Plan (the “2007 Incentive Plan”) discussed in Proposal 2 of our Proxy Statement filed with the Securities and Exchange Commission on April 18, 2016 (the “Proxy Statement”).

THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

Supplemental Disclosure Concerning Proposal 2

Institutional Shareholder Services (“ISS”) has recommended that our shareholders vote against Proposal 2 primarily due to the potential excessive cost of the 2007 Incentive Plan. ISS calculated the potential cost of the 2007 Incentive Plan using its proprietary shareholder value transfer (SVT) model. ISS’ SVT model considers, among other data points, (a) the number of new shares of common stock requested under the plan, (b) the number of shares of common stock available for future awards under the plan, and (c) the number of shares of common stock subject to awards outstanding under the plan. We believe ISS used outdated information for each of these data points to calculate the potential cost of the 2007 Incentive Plan.

In response to ISS’ voting recommendation on Proposal 2, the table below provides current information (as of May 5, 2016) on the number of shares of common stock available for issuance under the 2007 Incentive Plan, as well as the number of stock options and full value awards outstanding under the 2007 Incentive Plan.

Number of Shares as of May 5, 2016
Shares Available for Future Awards	626,464
(subject to 1.38 fungible rate)

Outstanding Stock Options	4,846,850
(remaining term: 4.93 years, weighted exercise price of $7.89)

Outstanding Restricted Stock Awards	47,296

Outstanding Restricted Stock Unit Awards	405,483
(Time-Based)

Outstanding Restricted Stock Unit Awards	685,817
(Performance-Based)

Except as described above, Proposal 2, as contained in the Proxy Statement, remains unchanged. The Board of Directors continues to unanimously recommend a vote “FOR” the approval of the amendment and restatement of the 2007 Incentive Plan.